Exhibit 21

                              List of Subsidiaries



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LIST OF SUBSIDIARIES:
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The  Company  has  one  subsidiary,  San  Joaquin  Oil &  Gas,  Ltd.,  a  Nevada corporation.




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                                   Exhibit 27

                             Financial Data Schedule




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